Exhibit 99.1

Pinterest Announces Partnership with Elliott Investment Management
Marc Steinberg Joins Board as Independent Director

SAN FRANCISCO-- Pinterest, Inc. (NYSE: PINS) today announced it has entered into a long-term cooperation agreement with Elliott Investment Management L.P. (together with certain affiliates, “Elliott”), including the appointment of Marc Steinberg, Senior Portfolio Manager at Elliott, to the Board of Directors effective December 16, 2022.

“We’d like to welcome Marc to the Pinterest Board following our collaborative dialogue with Marc, Jesse Cohn, and Elliott over the past few months,” said Bill Ready, Chief Executive Officer, Pinterest. “We appreciate the perspective the team brings, as well as their commitment to our Company and mission. We believe in engaging our key stakeholders consistently and this one-of-a-kind agreement with Elliott is a result of that. We look forward to working together as we execute on our strategy to increase engagement with users, deepen monetization per user, and build personalized experiences on Pinterest that go from inspiration and intent to action – all while creating a more positive and inspiring place online.”

“Pinterest’s unique business model is at the intersection of search, social media and commerce, with significant opportunity for growth and value creation,” said Marc Steinberg. “Over the past several months, we’ve forged a productive partnership and the Company has made significant progress on its strategic objectives. We believe that Bill and the Pinterest team are the right leaders to guide the Company forward and we think they have only scratched the surface of the Company’s potential. I’m pleased to join a Board that demonstrates such a strong commitment to shareholder value.”
“Elliott understands our vision at Pinterest: to build a place where Pinners can find inspiration and, in doing so, create value for businesses,” said Ben Silbermann, Co-founder and Executive Chairman, Pinterest. “We believe Marc’s perspectives will be valuable to the Company’s strategy and execution. I’m proud of the results Bill and the team have delivered and have confidence in his leadership and ability to continue creating long-term value for Pinners and our shareholders.”
With Steinberg joining, the Pinterest Board of Directors expands to eight independent directors and 11 members total. Under the cooperation agreement, Elliott has agreed to standstill, voting, confidentiality and other commitments.

About Marc Steinberg

Marc Steinberg is a Senior Portfolio Manager at Elliott. He is responsible for public and private equity investments across a range of industries, including the technology, media and telecommunications sectors. He currently serves on the board of directors of two private companies: Nielsen, a global leader in audience insights, data and analytics, and Cubic, a technology-driven provider of solutions for public transit and defense applications. Prior to joining Elliott in 2015, Mr. Steinberg worked at investment bank Centerview Partners. Mr. Steinberg received his A.B. from Harvard College, from which he graduated magna cum laude and Phi Beta Kappa.

About Pinterest

Pinterest is the daily visual inspiration platform people around the world use to shop products personalized to their taste, find ideas to do offline and discover the most inspiring content.

People have saved more than 390 billion Pins across a range of interests from building a home office to cooking a new recipe and planning a vacation. Headquartered in San Francisco, Pinterest launched in 2010 and has more than 400 million monthly active users worldwide. Available on iOS and Android, and at pinterest.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, about us and our industry that involve substantial risks and uncertainties, including, among other things, statements about our future operational and financial performance. Words such as “believe,” “project,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “plan” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors including: general economic and political uncertainty in global markets and a worsening of global economic conditions or low levels of economic growth, including inflation, foreign exchange fluctuations and supply-chain issues as well as events such as Russia's invasion of Ukraine; our ability to provide useful and relevant content; our ability to attract and retain creators that create relevant and engaging content on our platform; risks associated with new products and changes to existing products as well as other new business initiatives; our ability to maintain and enhance our brand and reputation; compromises in security; our financial performance and fluctuations in operating results; our dependency on online application stores' and internet search engines’ methodologies and policies; discontinuation, disruptions or outages in authentication by third-party login providers; changes by third-party login providers that restrict our access or ability to identify users; competition; our ability to scale our business and revenue model; our reliance on advertising revenue and our ability to attract and retain advertisers and effectively measure advertising campaigns; our ability to effectively manage growth and expand and monetize our platform internationally; our lack of operating history and ability to sustain profitability; decisions that reduce short-term revenue or profitability or do not produce expected long-term benefits; the impact of the COVID-19 pandemic, including its impact on our business as well as on global and regional economies and economic activity; risks associated with government actions, laws and regulations that could restrict access to our products or impair our business; litigation and government inquiries; privacy, data and other regulatory concerns; real or perceived inaccuracies in metrics related to our business; disruption, degradation or interference with our hosting services and infrastructure; our ability to attract and retain personnel; and the dual class structure of our common stock and its effect of concentrating voting control with stockholders who held our capital stock prior to the completion of our initial public offering. These and other potential risks and uncertainties that could cause actual results to differ from the results predicted are more fully detailed in our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2022, which is available on our investor relations website at investor.pinterestinc.com and on the SEC website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

Press:
Tessa Chen
press@pinterest.com

Investor relations:
Neil Doshi
ir@pinterest.com